UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
December 10, 2008
INTEGRATED ELECTRICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13783	76-0542208
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1800 West Loop South, Suite 500
Houston, Texas	77027
(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (713) 860-1500
(Former name or former address, if changed since last report): Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-10.2

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On December 10, 2008, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Integrated Electrical Services, Inc. (the “Company”) took the following actions relating to compensatory arrangements for the Named Executive Officers and certain additional officers.
     It is the Committee’s current intention that it will only grant up to 1.25 percent of the Company’s outstanding common stock in any one year for retention and incentive awards and may utilize cash or other compensatory arrangements for these purposes. The Committee granted a combination of shares of restricted common stock (the “Restricted Stock”) under the Company’s 2006 Amended and Restated Equity Incentive Plan and a potential cash bonus dependent upon the Company’s performance over the Fiscal 2009-2010 time period (the “Long Term Incentive Program”).
     Messrs. Michael J. Caliel, Raymond K. Guba, and Robert B. Callahan received 40,800, 22,500, and 11,300 shares of Restricted Stock, respectively, which vests on September 30, 2011 and additional officers received an aggregate 91,400 shares of Restricted Stock which vest on the same date. In addition, the Committee authorized a cash bonus equal to 87.5 percent of Mr. Caliel’s annual base salary and cash bonuses of 75 percent and 62.5 percent of the annual base salaries of Messrs. Guba and Callahan or $495,714, $273,675, and $137,479 respectively. The Committee authorized an aggregate amount of $1,113,037 for additional officers. The payment of these cash bonuses is contingent upon the Company’s attainment of target earnings per share (“EPS”) over the time period from October 1, 2008 through September 30, 2010 and would be payable, to the extent earned, on September 30, 2011. It is anticipated that the EPS targets, which are derived from the Company’s operating plan, a proprietary document which outlines the Company’s operational strategies for competing in the highly competitive electrical contracting industry, will be a challenge to achieve in light of the anticipated difficult 2009-2010 economic climate. The disclosure of the actual targets would provide earnings guidance, which the Company does not do. Failure to meet a minimum threshold of 75 percent of the target EPS would result in no payment and exceeding the target EPS would result in up to 200 percent payment. In December 2007, Mr. Curt L. Warnock informed the Company of his intent to resign his position following the Company’s successful search and selection of a new General Counsel. Mr. Warnock’s resignation will not be effective until such time as his successor is appointed. In light of this decision, Mr. Warnock did not receive a grant under the program.
     The Committee also approved the Fiscal Year 2009 Annual Management Incentive Plan (the “Management Incentive Plan”). The Management Incentive Plan provides an incentive compensation pool for certain key employees and officers of the Company and is based upon the Company’s achievement of its annual operating income and cash flow targets. These targets are developed as an integral part of the Company’s operating plan discussed above.
     Pursuant to the Management Incentive Plan, Messrs. Caliel, Guba, Warnock and Callahan are eligible to receive a target payout of 100 percent, 75 percent, 50 percent and 50 percent respectively, of the amount of their annual base salary in cash. Failure to reach 90 percent of the target amount will result in no payout while achieving 120 percent of the target amount will result in a doubling of the payout. At the Committee’s discretion, the final awards are subject to adjustment downward or upward in amounts not to exceed 25 percent of the award based upon the individual’s performance considerations. The performance review of Mr. Caliel is based on the attainment of individual goals and objectives established for Mr. Caliel as discussed below. The other Named Executive Officers will be reviewed based upon their performance in assisting Mr. Caliel in his efforts. The Committee has the sole discretion to increase or decrease the annual incentive award made to the Chief Executive Officer. The Committee has the right, in its absolute discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.
     Pursuant to the Management Incentive Plan and the Fiscal Year 2008 Annual Management Incentive Plan, a minimum threshold performance of 90 percent against the performance targets must be attained before any incentive award is payable. During Fiscal Year 2008, the Company realized annual operating income which was 65.6 percent below the threshold requirement to earn an incentive payment for this component. In addition, the Company realized operating cash flow which was 22.9 percent below the threshold requirement to earn an incentive payment for this component. As a result, no incentive payments were made in 2008 pursuant to the Fiscal Year 2008 Annual Management Incentive Plan.
     Although the minimum goals of the Fiscal Year 2008 Annual Management Incentive Plan were not met, in consideration of the Company’s significant year-to-year ongoing improvement in achievement of strategic and financial objectives and Mr. Caliel’s leadership role in the elimination of approximately $18 million of SG&A expense, restructuring of the business and enhancing the leadership team by hiring and retaining key personnel, the Committee authorized a discretionary incentive payment to Mr. Caliel equal to 50 percent of his annual target which resulted in the payment of $283,500. Mr. Guba received a discretionary payment equal to 50 percent of his annual target for his significant contribution to restructuring and cost reduction, measurable progress in enhancing systems and controls, upgrading financial leadership and overall financial position of the business resulting in a payment of $136,875. Mr. Warnock received a discretionary payment equal to 25 percent of his annual target for measurable progress in enhancing the contract management process resulting in a payment of $29,000. Finally, Mr. Callahan received a discretionary payment equal to 40 percent of his annual target for measurable progress in implementing leadership development, outsourcing payroll, recruiting key talent and driving enhancements to the Company’s benefit plans while achieving significant cost reductions resulting in a payment of $44,000.
     The Committee approved a 7.6 percent base salary increase for Mr. Caliel to maintain his base salary at the approximate median of the survey group and for his efforts on eliminating approximately $18 million of SG&A expense as well as restructuring of the business. Effective January 1, 2009 Mr. Caliel’s base salary will increase to $610,000. At the recommendation of Mr. Caliel, the Committee also approved a 8.2 percent increase in Mr. Guba’s base salary. The role and responsibilities of Mr. Guba have been expanded in FY 2009 to include responsibility for the Company’s supply chain and he was appointed Executive Vice President, Chief Financial and Administrative Officer effective January 1, 2009. Based upon this additional responsibility and Mr. Guba’s strong performance in fiscal year 2008 leading the corporate SG&A consolidation and restructuring of the Company’s business, the Committee approved a salary increase to $395,000. Messrs. Warnock and Callahan each received increases in base salary of approximately 4.4 percent reflecting market inflation rates for their executive positions. Messrs. Warnock and Callahan’s base salaries will be $242,000 and $230,000 respectively. All base salary increases are effective January 1, 2009.
     Finally, the Committee established the goals and objectives upon which Mr. Caliel will be evaluated in fiscal year 2009. These goals include a reduction in the Company’s safety total recordable incident rate and continuing efforts to strengthen the safety culture, the achievement of EPS goals, the achievement of revenue growth targets and an overall recruiting and retention of high potential employees and key talent while setting the tone at the top of the Company. These goals are based upon the Company’s 2009 operating plan discussed above. The other Named Executive Officers will be evaluated on their contribution towards achievement of the above goals plus achievement of 2 to 3 individual goals set during the annual performance review process.
     The foregoing descriptions of the Long-Term Incentive Program performance payout schedule and the Management Incentive Plan performance criteria are qualified in the their entirety by reference to the descriptions of the payout schedule and performance criteria which are appended to the Program and Plan and which are hereby incorporated by reference and attached hereto as Exhibits 10.1 and 10.2.
Item 8.01 Other Events
     Director Joseph V. Lash, who previously had waived receipt of fees and retainers, has now agreed to receive such payments beginning with the start of Fiscal Year 2009 on October 1, 2008.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.

Exhibit
Number	Description

10.1	Long Term Incentive Program Performance Payout Schedule for FY 2009-2010

10.2	Management Incentive Plan 2009 Performance Criteria

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.
By:	/s/ Curt L. Warnock
Curt L. Warnock
Senior Vice President and General Counsel

Date: December 12, 2008

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Long Term Incentive Program Performance Payout Schedule for FY 2009-2010

10.2	Management Incentive Plan 2009 Performance Criteria